Exhibit 99.1
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                             UNITED-GUARDIAN REPORTS
                     RECORD FIRST QUARTER SALES AND EARNINGS

Hauppauge, NY, May 8, 2007 - United-Guardian, Inc. (AMEX:UG) reported today that first quarter sales and earnings were the highest for any quarter in the company's history, with sales up 48% and earnings up 87% over the same quarter last year, far surpassing the previous highs that were reached in the first quarter of 2005. Sales for the quarter were $4,227,426 compared with $2,864,797 for the first quarter of 2006, and earnings were $1,160,045 ($0.23 per share) compared with $621,985 ($0.13 per share) for the first quarter of 2006.

Ken Globus, President of United-Guardian, stated "We are very pleased with the record sales and earnings that we have experienced in the first quarter of this year. We are particularly excited about the significant increase in earnings, which exceeded our previous high by 36%. Some of the increase was attributable to additional sales that resulted from a price increase on our pharmaceutical products that went into effect in March. However, even without those sales our first quarter revenue was up substantially over last year as a result of increased sales of our personal care products. We are optimistic that we will be able continue this growth as we introduce new products into the cosmetic, medical, and industrial markets."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

                                                 Contact:   Robert S. Rubinger
                                                            Public Relations
                                                            (631) 273-0900


NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

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                       RESULTS FOR THE FIRST QUARTER ENDED
                        MARCH 31, 2007 and MARCH 31, 2006


                                                3 Months Ended
                                                   March 31
                                                --------------
                                             2007                2006
                                          ---------           ---------
Revenue:                                $ 4,227,426         $ 2,864,797

Costs and expenses:                       2,543,232           1,993,735

   Income from operations:                1,684,194             871,062

Other (loss) income:                        125,351              80,423

   Income before income taxes:            1,809,545             951,485

Provision for income taxes:                 649,500             329,500

   Net income:                          $ 1,160,045          $  621,985

Earnings per share (Basic and Diluted): $       .23          $      .13



Additional financial information can be found at the company's web site at www.u-g.com.